Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 14,902 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 March 13, 2026

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of VanEck Vectors® Oil Services ETF, State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF and State Street® Energy Select Sector SPDR® ETF due March 29, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings

VanEck Vectors® Oil Services ETF (the “OIH Shares”), State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF (the “XOP Shares”) and the State Street® Energy Select Sector SPDR® ETF (the “XLE Shares”) (each referred to as an “underlying,” and collectively as the “underlyings”)

Pricing date*	March 25, 2026
Original issue date*	March 30, 2026*
Face amount	$1,000 per security
Maturity payment amount (per security)

●If the ending price of the lowest performing underlying is greater than its starting price:

$1,000 + [$1,000 × return of lowest performing underlying × participation rate]

●If the ending price of the lowest performing underlying is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000

●If the ending price of the lowest performing underlying is less than its threshold price:

$1,000 + [$1,000 × return of lowest performing underlying]

Maturity date*	March 29, 2029
Starting price	With respect to each underlying, its closing price on the pricing date
Fund Closing Price

For each underlying, fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement for principal at risk securities.

Ending price	With respect to each underlying, its closing price on the calculation day
Threshold price	85% of the starting price for each underlying
Participation rate	At least 228.00%, to be determined on the pricing date
Lowest performing underlying	The underlying with the lower return
Underlying return	With respect to an underlying, the percentage change from its starting price to its ending price, measured as follows: ending price – starting price starting price
Calculation day*	March 26, 2029
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000

*subject to change

**In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $22.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781ERW8
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

If the ending price of the lowest performing underlying is less than its threshold price, which is 85% of the starting price, you will lose more than 15%, and possibly all, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $958.30, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226015222/ms14902_424b2-09657.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will lose more than 15%, and possibly all, of the face amount of your securities at maturity if the ending price of the lowest performing underlying is less than its respective threshold price.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the underlying closing prices at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the fund underlying indices.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil services industry.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the oil and gas exploration and production sector.

●Investing in the securities exposes investors to risks associated with investments with a concentration in the energy sector.

●Adjustments to the underlyings or the fund underlying indices could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlyings.

●Historical closing prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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